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                                                     TRANSOCEAN SEDCO FOREX INC.
[LOGO APPEARS HERE]                                  Post Office Box 2765
                                                     Houston TX 77252 2765


ANALYST CONTACT: Jeffrey L. Chastain                 NEWS RELEASE
                 713 232 7551
MEDIA CONTACT:   Guy A. Cantwell                     FOR RELEASE: March 30,2001
                 713 232 7647

                  TRANSOCEAN SEDCO FOREX ANNOUNCES PRICING OF
                     $700,000,000 6.625% NOTES DUE 2011 AND
                       $600,000,000 7.500% NOTES DUE 2031

       HOUSTON--Transocean Sedco Forex Inc. (NYSE: RIG) today announced that it priced a private placement of $700,000,000 6.625% Notes due 2011 and $600,000,000 7.500% Notes due 2031.

       At closing, the 6.625% Notes will be issued at a price of 99.477% of the principal amount, less an underwriting discount of 0.650% of the principal amount, and the 7.500% Notes will be issued at a price of 99.535% of the principal amount, less an underwriting discount of 0.875% of the principal amount. Transocean has the right to redeem the notes at any time for a price equal to the principal amount of the notes being redeemed plus a make-whole premium, if any, determined by reference to a fixed spread of 25 basis points for the 6.625% Notes and 35 basis points for the 7.500% Notes, in each case over a specified U.S. Treasury yield.

       The transaction is expected to result in net proceeds to Transocean Sedco Forex of approximately $1,283 million, which the company intends to use to provide funding for the purchase of the 11.375% Senior Secured Notes due 2009 of RBF Finance Co. by R&B Falcon Corporation, a wholly owned, indirect subsidiary of Transocean Sedco Forex, pursuant to its tender offer and the redemption of the 11% Senior Secured Notes due 2006 of RBF Finance Co. and the 12.25% Senior Notes due 2006 of R&B Falcon and for general corporate purposes. Closing of the transaction is scheduled for April 5, 2001, subject to satisfaction of customary closing conditions.

       These securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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